EXHIBIT 99.4.

Selected Financial Data.

MORGAN STANLEY

SELECTED FINANCIAL DATA

(dollars in millions, except share and per share data)

	Fiscal Year(1)
	2003	2002	2001	2000	1999
Income Statement Data:
Revenues:
Investment banking	$2,440	$2,478	$3,413	$5,008	$4,523
Principal transactions:
Trading	6,138	2,730	5,503	7,361	5,796
Investments	86	(31)	(316)	193	725
Commissions	2,970	3,278	3,159	3,664	2,783
Fees:
Asset management, distribution and administration	3,706	3,932	4,205	4,381	3,448
Merchant and cardmember	1,379	1,420	1,349	1,256	1,030
Servicing	2,015	2,080	1,888	1,489	1,232
Interest and dividends	15,744	15,879	24,132	21,233	14,879
Other	448	658	526	533	277

Total revenues	34,926	32,424	43,859	45,118	34,693
Interest expense	12,802	11,961	20,720	18,145	12,486
Provision for consumer loan losses	1,267	1,336	1,052	810	526

Net revenues	20,857	19,127	22,087	26,163	21,681

Non-interest expenses:
Compensation and benefits	8,545	7,940	9,376	10,899	8,365
Other	6,507	6,214	7,033	6,748	5,560
Restructuring and other charges	—	235	—	—	—

Total non-interest expenses	15,052	14,389	16,409	17,647	13,925

Gain on sale of business	—	—	—	35	—

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change	5,805	4,738	5,678	8,551	7,756
Losses from unconsolidated investees	279	77	30	33	21
Provision for income taxes	1,563	1,575	2,022	3,036	2,916
Dividends on preferred securities subject to mandatory redemption	154	87	50	28	28

Income from continuing operations before cumulative effect of accounting change	3,809	2,999	3,576	5,454	4,791

Discontinued operations:
Loss/(gain) from discontinued operations	38	18	(6)	(3)	—
Income tax (benefit)/provision	(16)	(7)	2	1	—

Loss/(gain) on discontinued operations	22	11	(4)	(2)	—

Income before cumulative effect of accounting change	3,787	2,988	3,580	5,456	4,791
Cumulative effect of accounting change	—	—	(59)	—	—

Net income	$3,787	$2,988	$3,521	$5,456	$4,791

Earnings applicable to common shares(2)	$3,787	$2,988	$3,489	$5,420	$4,747

Per Share Data:
Basic earnings per common share:
Income from continuing operations before cumulative effect of accounting change	$3.54	$2.77	$3.26	$4.95	$4.33
Loss from discontinued operations	(0.02)	(0.01)	—	—	—
Cumulative effect of accounting change	—	—	(0.05)	—	—

Basic earnings per share	$3.52	$2.76	$3.21	$4.95	$4.33

Diluted earnings per common share:
Income from continuing operations before cumulative effect of accounting change	$3.47	$2.70	$3.16	$4.73	$4.10
Loss from discontinued operations	(0.02)	(0.01)	—	—	—
Cumulative effect of accounting change	—	—	(0.05)	—	—

Diluted earnings per common share	$3.45	$2.69	$3.11	$4.73	$4.10

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	Fiscal Year(1)
	2003	2002	2001	2000	1999
Book value per common share	$22.93	$20.24	$18.64	$16.91	$14.85
Dividends per common share	$0.92	$0.92	$0.92	$0.80	$0.48
Balance Sheet and Other Operating Data:
Total assets	$602,843	$529,499	$482,628	$421,279	$366,967
Consumer loans, net	19,382	23,014	19,677	21,743	20,963
Total capital(3)	82,769	65,936	61,633	49,637	39,699
Long-term borrowings(3)	57,902	44,051	40,917	30,366	22,685
Shareholders’ equity	24,867	21,885	20,716	19,271	17,014
Return on average common shareholders’ equity	16.5%	14.1%	18.0%	30.9%	32.6%
Average common and equivalent shares(2)	1,076,754,740	1,083,270,783	1,086,121,508	1,095,858,438	1,096,789,720

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Amounts shown are used to calculate basic earnings per common share.
(3)	These amounts exclude the current portion of long-term borrowings and include Capital Units and Preferred securities subject to mandatory redemption.

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